SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2

                       ALCOHOL SENSORS INTERNATIONAL, LTD
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as  provided  by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Dated Filed:

                       ALCOHOL SENSORS INTERNATIONAL, LTD.



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                February 5, 1998





To the Shareholders of
ALCOHOL SENSORS INTERNATIONAL, LTD.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Alcohol Sensors International, Ltd. (the "Company") will be held at the Radisson Hotel Islandia, located at 3635 Express Drive North, Hauppauge, New York 11788, on Thursday, February 5, 1998, commencing at 11:30 a.m., local time, or at any adjournment thereof, for the following purposes:

     1. To consider and act upon a proposal to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the Company's Series B 8% Convertible Preferred Stock; and

     2. To consider and act upon such other business as may properly come before the Meeting or any adjournment thereof.

     The above matters are set forth in the Proxy Statement attached to this Notice to which your attention is directed.

     Only shareholders of record on the books of the Company at the close of business on December 23, 1997 will be entitled to vote at the Special Meeting of Shareholders or at any adjournment thereof. You are requested to sign, date and return the enclosed Proxy at your earliest convenience in order that your shares may be voted for you as specified.


                                   By Order of the Board of Directors,


                                   Joseph M. Lively, Secretary


January 7, 1998
Islandia, New York

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                       ALCOHOL SENSORS INTERNATIONAL, LTD.
                                  11 Oval Drive
                            Islandia,, New York 11722



                                PROXY STATEMENT



                        SPECIAL MEETING OF SHAREHOLDERS
                                February 5, 1998




     A Special Meeting of Shareholders (the "Special Meeting") of Alcohol Sensors International, Ltd. (the "Company"), will be held on Thursday, February 5, 1998, at the Radisson Hotel Islandia, located at 3635 Express Drive North, Hauppauge, New York 11788, commencing at 11:30 a.m., local time, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Special Meeting, and at any adjournments of the Special Meeting. The approximate date on which this Proxy Statement and the enclosed Proxy are being first mailed to shareholders of the Company is on or about January 7, 1998.

     If a Proxy in the accompanying form is duly executed and returned, the shares represented by such Proxy will be voted as specified. Any person executing a Proxy may revoke such Proxy prior to its exercise either by letter directed to the Company or in person at the Special Meeting.

Voting Rights

     Only shareholders of record on December 23, 1997 (the "Record Date") will be entitled to vote at the Special Meeting or any adjournment thereof. The Company has outstanding two classes of voting capital stock, namely, shares of common stock, par value $.001 per share (the "Common Stock"), and shares of Series A Cumulative Non-Redeemable Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"). Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote and each share Series A Preferred Stock issued and outstanding on the Record Date is entitled to
 .7654226 votes at the Special Meeting. As of the Record Date, there were outstanding 8,793,424 shares of Common Stock and 833,333 shares of Series A Preferred Stock. The Common Stock and Series A Preferred Stock vote together on all matters to be voted on at the Special Meeting. Accordingly, there are 9,431,276 votes available to be cast at the Special Meeting.

     The affirmative vote of a majority of the votes cast is required for approval of the elimination of the maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of shares of voting stock of the Company, as of the Record Date, of (i) each person known by the Company to beneficially own 5% or more of the shares of outstanding Common Stock based on filings with the Securities and Exchange Commission (the "SEC") and certain other information, (ii) each of the Company's directors and executive officers and (iii) all of the Company's executive officers and directors as a group.

                                                                    Amount of Series A
                         Amount and Nature        Percentage            Preferred          Percentage
Name and Address of       of Common Stock         Ownership of     Stock Beneficially      of Voting
Beneficial Owner (1)     Beneficially Owned (2)  Common Stock (3)        Owned             Power (4)

American International
 Insurance Company (4).     1,487,851 (5)              14.5              833,333               6.8
American International
 Group, Inc. (4). . . .     1,487,851 (6)              14.5              833,333 (7)           6.8
J. Ernest Hansen (4). .     1,487,851 (8)              14.5              833,333 (9)           6.8
Robert B. Whitney . . .       566,260 (10)              6.4                 --                 6.0
John T. Ruocco .              566,260 (11)              6.4                 --                 6.0
Michael A. Sylvester. .       566,260 (12)              6.4                 --                 6.0
Steven A. Martello. . .       307,547 (13)              3.5                 --                 3.3
Joseph M. Lively. . . .        39,850 (14)              0.5                 --                 0.4
Michael Ghazarian . . .         6,000 (15)                *                 --                   *
Daniel H. Pisani. . . .             0 (16)                0                 --                   0

All officer and directors
as a group (6 persons).     2,407,508 (17)             23.4              833,333              16.5

----------

* Less  than 0.1%
(1) Unless otherwise indicated, the address for each beneficial owner listed in the table is Alcohol Sensors International, Ltd., 11 Oval Drive, Islandia, New York 11722.
(2) Unless otherwise indicated, the Company believes that all persons named in the security ownership table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined upon the exercise of options, warrants or convertible securities.
(3) Each beneficial owner's percentage ownership and voting power is determined by assuming that stock options and warrants that are held by such person (but not those held by any other person)and which are exercisable within such 60 day period, have been exercised.
(4) Each share of Series A Preferred Stock is currently entitled to cast .7654226 votes on all matters subject to a vote of shareholders and, sub-ject to applicable law, votes together with the holders of Common Stock. American International Insurance Company ("AIIC"), a wholly owned sub-sidiary of American International Group, Inc. ("AIG"), is the record holder of all of the outstanding Series A Preferred Stock. J. Ernest Hansen is the President and a director of AIIC.
(5) Includes (a) the 637,852 shares of Common Stock issuable upon conversion in full of the 833,333 shares of Series A Preferred Stock held of record by AIIC as of the Record Date and (b) the 849,999 shares of common stock issuable upon exercise of warrants held of record by AIIC, which warrants are exercisable within the next 60 days.
(6) Includes the 1,487,851 shares of Common Stock beneficially owned by AIIC, a wholly owned subsidiary of AIG, as of the Record Date. See note (5) above.
(7) Includes the 833,333 shares of Series A Preferred Stock owned of record by AIIC, a wholly owned subsidiary of AIG. See note (4) above.
(8) Includes (a) the 1,487,851 shares of Common Stock beneficially owned by AIIC, of which Mr. Hansen is President and a director, as of the Record Date. Mr. Hansen disclaims beneficial ownership to any of the 1,487,851 shares of Common Stock beneficially owned by AIIC. See note (5) above.


(9) Includes the 833,333 shares of Series A Preferred Stock owned of record by AIIC, of which Mr. Hansen is President and a director. Mr. Hansen dis-claims official ownership to any of the 833,333 shares of Series A Pre-ferred Stock held of record by AIIC.
(10) The address for Mr. Whitney is 42 Parkside Avenue, Miller Place, New York 11764.
(11) The address for Mr. Rucco is 26 Moriches Avenue, Mastic, New York 11950.
(12) Does not include 35,000 shares of Common Stock issuable upon exercise of options granted to Mr. Sylvester which were granted subject to (and no options are exercisable prior to) shareholder approval of the Company's 1997 Incentive Stock Plan (the "1997 Plan"). The shareholders of the Company will be asked to approve the 1997 Plan at the 1998 Annual Meeting of Shareholders anticipated to be held more than 60 days from the date hereof.
(13) Includes (a) 15,659 shares of Common Stock owned by a trust for the benefit of minor child of Mr. Martello (of which Mr. Martello disclaims beneficial ownership) and (b) 200,000 shares of Common Stock owned by a family limited liability partnership of which Mr. Martello is the general partner and presently holds a 99% interest therein (and of which Mr. Martello dis-claims beneficial ownership to all other partnership interests therein). Does not include 212,500 shares of Common Stock issuable upon exercise of options granted to Mr. Martello which were granted subject to (and no options are exercisable prior to) shareholder approval of the 1997 Plan. The shareholders of the Company will be asked to approve the 1997 Plan at the 1998 Annual Meeting of Shareholders anticipated to be held more than 60 days from the date hereof.
(14) Includes (a) 37,350 shares of Common Stock owned by the spouse of Mr. Lively (of which Mr. Lively disclaims beneficial ownership) and (b) 2,500 shares of Common Stock held in a Simplified Employee Pension Plan for the benefit of Mr. Lively. Does not include 349,500 shares of Common Stock issuable upon exercise of options granted to Mr. Lively which were granted subject to (and no options are exercisable prior to) shareholder approval of the 1997 Plan. The shareholders of the Company will be asked to approve the 1997 Plan at the 1998 Annual Meeting of Shareholders anticipated to be held more than 60 days from the date hereof.
(15) Does not include 322,500 shares of Common Stock issuable upon exercise of options granted to Mr. Ghazarian which were granted subject to (and no options are exercisable prior to) shareholder approval of the 1997 Plan. The shareholders of the Company will be asked to approve the 1997 Plan at the 1998 Annual Meeting of Shareholders anticipated to be held more than 60 days from the date hereof.
(16) Does not include 10,000 shares of Common Stock issuable upon exercise of options granted to Mr. Pisani which were granted subject to (and no options are exercisable prior to) shareholder approval of the 1997 Plan.
     The shareholders of the Company will be asked to approve the 1997 Plan at the 1998 Annual Meeting of Shareholders anticipated to be held more than 60 days from the date hereof.
(17) Includes an aggregate 1,410,286 shares of Common Stock issuable upon con-version of the Series A Preferred Stock and the exercise of the AIIC War-rant. Does not include the 929,500 shares of Common Stock issuable upon exercise of the options discussed in notes (12) through (16) above which were granted subject to (and no options are exercisable prior to) share-holder approval of the 1997 Plan. The shareholders of the Company will be asked to approve the 1997 Plan at the 1998 Annual Meeting of Shareholders anticipated to be held more than 60 days from the date hereof.

                                 PROPOSAL NO. 1

          APPROVAL TO ELIMINATE THE RESTRICTION ON THE NUMBER OF SHARES
      OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES B PREFERRED STOCK

     On September 26, 1997, the Company sold a total of 300 shares of Series B 8% Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") at a price of $10,000 per share to Milbright Estates, Ltd. The rights, preferences and privileges of the Series B Preferred Stock are set forth in amendments to the Company's Certificate of Incorporation (the "Series B Provisions") filed with the New York Secretary of State.

Conversion Rights

     The Series B Preferred Stock has a liquidation preference of $10,000 per share and bears cumulative dividends at a rate of eight percent (8%) per share per annum. Such dividends are payable only immediately prior to the conversion of the Series B Preferred Stock into Common Stock. The Series B Preferred Stock is convertible, in whole or part, at the option of the holder into shares of Common Stock at any time, provided that only 100 shares of Series B Stock can be converted on or after November 25, 1997, another 100 shares can be converted on or after December 25, 1997 and all shares can be converted on or after January 24, 1998. Each share of Series B Preferred Stock is convertible into that number of shares of Common Stock as is determined by dividing (i) the sum of (a) $10,000 plus (b) the amount of all accrued but unpaid or accumulated dividends on the share of Series B Preferred Stock being so converted by (ii) the Conversion Price in effect at the time of conversion. The "Conversion Price" of the Series B Preferred Stock is equal to the lower of (x) $4.03125 or (y) 82.5% of the average closing bid price of a share of Common Stock as quoted on The Nasdaq Stock Market ("Nasdaq") over the ten consecutive trading days immediately preceding the date of the conversion notice delivered to the Company. Therefore, the Conversion Price is below the market value of the Common Stock on the date of conversion.

     If not sooner converted, all outstanding shares of Series B Preferred Stock are subject to automatic conversion on the earlier of (i) September 26, 1999 or
(ii) immediately prior to the consummation of the acquisition of the Company pursuant to a merger or consolidation or the sale of substantially all of the assets of the Company. Except in connection with such automatic conversion, in no event will a holder of Series B Preferred Stock be entitled to convert any shares of Series B Preferred Stock if such conversion would cause the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series B Preferred Stock) and (ii) the number of shares Common Stock issuable upon the conversion of such shares of the Series B Preferred Stock, to result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.

     Under no circumstances may more than 1,751,203 shares of Common Stock be issued upon conversion of the Series B Preferred Stock, unless the Company's shareholders vote to increase that number or Nasdaq waives the provisions of Rule 4460(i)(1)(D).

Redemption Rights

     If the Company does not receive the requisite stockholder approval, the Company may be required to redeem the Series B Preferred Stock. In connection with such redemption, the Company will be required to (i) issue the greatest number of shares up to 1,751,203 shares of Common Stock to the holder or holders of Series B Preferred Stock who have requested conversion and (ii) redeem, out of funds legally available therefor, all of the Series B Preferred Stock that remain after such conversion at a price per share of Series B Preferred Stock equal to $12,200 (subject to adjustment) plus an amount equal to all dividends, if any, accrued but unpaid on such shares as of the earlier of the date fixed for redemption or the maturity date.

     Series B Provisions state that the limit of 1,751,203 shares will no longer be applicable if the Company obtains the approval of its shareholders for the issuance of shares of Common Stock in excess of 1,751,203 shares upon conversion of the Series B Preferred Stock. In the event stockholder approval is not obtained, the Company must redeem the excess shares of Series B Preferred Stock as described above.

Stockholder Approval

     The Board of Directors of the Company desires to eliminate the restriction set forth in the Series B Provisions that provides that no more than 1,751,203 shares of Common Stock may be issued upon conversion of the Series B Preferred Stock. The Board believes it would be in the best interests of the Company if the Company could issue beyond 1,751,203 shares of Common Stock, if necessary, to the holder(s) of Series B Preferred Stock rather than being required to redeem the Series B Preferred Stock at the required redemption price. The Board believes this provision could result in a forced redemption at a time when the Company might not have, and could not raise, the cash necessary to redeem the shares of Series B Preferred Stock. The Board desires to have the ability to retain cash for the use of the Company for other purposes.

     In addition, until such time as the Series B Preferred Stock is converted (and then only to the extent that the Series B Preferred Stock is, in fact, converted) or the shareholders approve the issuance of shares of Common Stock in excess of the 1,751,203 share limit, the Series B Preferred Stock will be treated as debt. However, to the extent converted and upon removal of the 1,751,203 share limit, the Series B Preferred Stock will be treated as shareholders' equity.

     Under Nasdaq Rule 4310(c)(2)(B), the Company is required to have $2,000,000 of net tangible assets in order for continued listing on Nasdaq. The failure to meet this maintenance criteria could result in the delisting of the Company's securities from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose, or to obtain accurate quotations as to the market value, of the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, $300,000 together with spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market price and liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     If the Series B Preferred Stock is treated as debt, the Company's net tangible assets at September 30, 1997 would have been a negative $22,076. However, if the Series B Preferred Stock is treated as shareholder's equity, the Company's net tangible assets at September 30, 1997 would have been $2,662,924. Accordingly, only with shareholder approval of the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and the resulting classification of the Series B Preferred Stock as shareholders' equity, would the Company be able to maintain compliance with Nasdaq Rule 4310(c)(2)(B).

     By letter dated January 6, 1997 (the "Nasdaq Letter"), Nasdaq notified the Company that, "[w]hile the Company may achieve technical compliance with the current continued listing criteria," the continued classification of the Series B Preferred Stock as shareholders' equity upon the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock "is insufficient to sustain compliance in the long term." The Nasdaq Letter went on to note that, based upon the Company's historical net loss during 1997, Nasdaq believed that the Company could not sustain compliance in the long term and, accordingly, the Company's securities would be delisting from Nasdaq effective with the close of business on January 13, 1998.

     The Company believes that the Company may be able to sustain compliance with Nasdaq's continued listing criteria and has notified Nasdaq of its intention to appeal Nasdaq's determination to delist the Company's securities. Such appeal is expected to be based on the Company's technical compliance with all applicable listing requirements, the Company's plan to reduce or eliminate the Company's historical net loss, as well as possibly a plan to obtain additional or alternative funding in a form that would be treated as shareholders' equity. Pending such appeal, the Company's securities will continue to be listed on Nasdaq. However, no assurance can be given that the Company will be able to provide to Nasdaq adequate plans with respect to reducing or eliminating the net loss or obtaining such additional or alternative funding in the form of shareholders' equity, that Nasdaq would approve the Company's appeal, thereby continuing to list the Company's securities, that such plans will be successfully implemented or that the Company would be able to sustain compliance with Nasdaq's continued listing criteria.

     The Board hereby solicits such approval on behalf of the Company to issue, if necessary, such additional shares of Common Stock as is required to permit the holder(s) of Series B Preferred Stock to convert the Series B Preferred Stock fully at the then relevant Conversion Price. The actual number of shares of Common Stock which will be issuable upon conversion will not be determinable until the conversion(s) take place.

Vote Required

     The affirmative vote of the holders of a majority of the Common Stock present or represented and entitled to vote at the Special Meeting is required to approve the proposal to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. An abstention from voting by a shareholder present in person or represented by proxy at the meeting has the same effect as a vote against the matter.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL TO ELIMINATE
     THE RESTRICTION ON THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON
                   CONVERSION OF THE SERIES B PREFERRED STOCK.

                            MISCELLANEOUS INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any business other than specified above to come before the Special Meeting, but, if any other business does lawfully come before the Special Meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto in accordance with their judgment.

     The Company will provide without charge to any shareholder as of the Record Date, copies of the Company's Annual Report on Form 10-KSB, upon written request delivered to Joseph M. Lively, Chief Operating Officer, General Counsel and Secretary, at the Company's offices at 11 Oval Drive, Islandia, New York 11722.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company may also request brokerage houses and other custodians, and nominees and fiduciaries, to forward soliciting material to the beneficial owners of Common Stock held of record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.

     Shareholder proposals with respect to the Company's next Annual Meeting of Shareholders must be received by the Company no later than March 1, 1998 to be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders of the Company.

                                             By Order of the Board of Directors,
                                             Joseph M. Lively, Secretary
January 7, 1998
Islandia, New York

                          ALCOHOL SENSORS INTERNATIONAL, LTD.
                    The undersigned hereby appoints Steven A. Martello and Joseph M. Lively, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned, to vote as proxy all the stock of the undersigned in ALCOHOL SENSORS INTERNATIONAL, LTD., a New York corporation (the "Company"), at the Special Meeting of Shareholders scheduled to be held on February 5, 1998 (the "Special Meeting"), and any adjournments thereof.

The Board of Directors recommends a vote FOR the following proposal:

     1. To approve the proposal to eliminate the restriction on the number of shares of Common Stock issuable upon conversion of the Company's Series B 8% Convertible Preferred Stock.

 FOR  [  ]                    AGAINST  [  ]                 ABSTAIN  [  ]

 - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - -

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, OR EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSAL 1 AS SET FORTH ON THE REVERSE HEREOF. RECEIPT OF THE COMPANY'S PROXY STATEMENT, DATED JANUARY 7, 1998, IS HEREBY ACKNOWLEDGED.

Dated:  _____________, 1998
                                                 ____________________________

                                                 ____________________________
                                                          (Signatures)
             Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE